                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                   Crane Co.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

??????

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ?????
     -------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction: ?????

     -------------------------------------------------------------------------

     5) Total fee paid:

     -------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.



[ ] Check box if any part of the fee is offset as provided by Exchange Act rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
----                          ------------------------------------------------
    2) Form, Schedule or Registration Statement No.:
----                                                 -------------------------
    3) Filing Party:
----                 ---------------------------------------------------------
    4) Date Filed:
----              -----------------------------------------------------------

                                   [CRANE LOGO]




        CRANE CO. 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902





                                                              February 28, 2000


DEAR CRANE SHAREHOLDER:


     You are cordially invited to attend the Annual Meeting of the Shareholders of Crane Co., to be held at 10:00 a.m. Eastern Daylight Time on Monday, April 10, 2000 at The Westin Stamford Hotel, Grove II Meeting Room, One First Stamford Place, Stamford, Connecticut.


     The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 1999 Annual Report accompanies this Proxy Statement.


     It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the toll-free telephone number on the proxy card.


                                        Sincerely,


                                        /s/ R.S. Evans


                                        R.S. EVANS
                                        Chairman and Chief Executive Officer

                                   CRANE CO.
                           100 FIRST STAMFORD PLACE
                          STAMFORD, CONNECTICUT 06902

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 10, 2000

                               ----------------

                                                             February 28, 2000


To The Shareholders of Crane Co.:


     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Shareholders of Crane Co. will be held at The Westin Stamford Hotel, Grove II Meeting Room, One First Stamford Place, Stamford, Connecticut on Monday, April 10, 2000 at 10:00 a.m., Eastern Daylight Time, for the following purposes:


   1. To elect four directors to serve for three year terms until the Annual Meeting of Shareholders in 2003.


   2. To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2000.


   3. To consider and act upon a proposal to approve the Crane Co. 2000 Non-Employee Director Stock Compensation Plan.


   4. To transact such other business as may properly come before the meeting in connection with the foregoing or otherwise.


     The Board of Directors has fixed the close of business on February 11, 2000 as the record date for the purpose of determining shareholders entitled to notice of and to vote at said meeting or any adjournment thereof. A complete list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 100 First Stamford Place, Stamford, Connecticut.


     In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the toll-free telephone number set forth on the enclosed proxy card.



                                          By Order of the Board of Directors,



                                          AUGUSTUS I. DUPONT
                                          Secretary


     IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE REQUEST THAT YOU WRITE FOR YOUR CARD OF ADMISSION TO THE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

                                   CRANE CO.
                           100 FIRST STAMFORD PLACE
                          STAMFORD, CONNECTICUT 06902

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 10, 2000


     The enclosed proxy is solicited by the Board of Directors of Crane Co. (the "Company") for use at the Annual Meeting of Shareholders to be held at The Westin Stamford Hotel, Grove II Meeting Room, One First Stamford Place, Stamford, Connecticut, on Monday, April 10, 2000, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof. The enclosed proxy, when properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the proxy will be voted for each nominee for election as a director, for the proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2000 and for the proposal to approve the Crane Co. 2000 Non-Employee Director Stock Compensation Plan. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the meeting.


     Shareholders of record may vote their proxy by using the toll-free number listed on the proxy card as an alternative to using the written form of proxy. The telephone voting procedure is designed to authenticate votes cast by use of a Personal Identification Number. Alternatively, shareholders of record may vote their proxy via the Internet at the website www.eproxyvote.com/cr. Both procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that these procedures are consistent with the requirements of applicable law. Specific instructions to be followed by any shareholder of record interested in voting by telephone or via the Internet are set forth on the enclosed proxy card.


     The first date on which this proxy statement and enclosed form of proxy are being sent to the Company's shareholders is on or about March 1, 2000.


     OUTSTANDING SHARES AND REQUIRED VOTES. As of the close of business on February 11, 2000, the record date for determining shareholders entitled to vote at the meeting, the Company had issued and outstanding 61,555,191 shares of Common Stock, par value $1.00 per share ("Common Stock"). Each share of Common Stock is entitled to one vote at the meeting. Directors will be elected by a plurality vote of the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. The approval of auditors and approval of the Crane Co. 2000 Non-Employee Director Stock Compensation Plan each requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting, provided in the case of the Plan that the total vote cast "For" or "Against" such proposal constitutes more than 50% of the outstanding shares of Common Stock. Abstentions may be specified as to all proposals to be brought before the meeting other than the election of directors. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (so-called "broker non-votes"). The NYSE has advised the Company that member firms of the NYSE may vote without specific instructions from beneficial owners as to all matters presented in this Proxy Statement. With regard to the election of directors, votes may be cast in favor or withheld, and the four persons receiving the highest number of favorable votes will be elected as directors of the Company. As to the approval of auditors, if a shareholder abstains from voting certain shares it will have the effect of a negative vote. With regard to the Non-Employee Director Stock Compensation Plan, abstentions will also have the effect of a negative vote, although they will not be counted as votes "Against" for NYSE purposes and broker non-votes will not be counted "For" or "Against" such proposal.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of ten members divided into three classes. At the meeting four directors are to be elected to hold office for three year terms until the Annual Meeting in 2003 and until their successors are elected and qualified. The enclosed proxy will be voted for election of the four directors of such class named in the following table, whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy.


     Under the Company's By-Laws, as amended on January 24, 2000 and effective for annual meetings commencing in the year 2001, shareholders intending to nominate any person for election as a director of the Company must notify the Secretary of the Company in writing not more than 120 days nor less than 90 days prior to the anniversary date of the immediately preceding annual meeting, unless the date of the current annual meeting is more than 30 days before or after such anniversary date. The notice must set forth (a) as to each person nominated, (i) the name, age, business address and residence address of such person, (ii) the principal occupation of such person, (iii) the number of shares of Common Stock beneficially owned by such person and (iv) any other information required to be disclosed in solicitations for proxies for elections of directors under the federal securities laws; and (b) as to the shareholder giving such notice, (i) the name and record address of such shareholder and
(ii) the number of shares of Common Stock beneficially owned by such shareholder. The notice must be accompanied by the executed consent of the nominee to serve as a director if so elected.

     The age, position with the Company, period of service as a director of the Company, business experience during the past five years, directorships in other companies and shareholdings in the Company as of February 11, 2000 for each of the nominees for election and for each of those directors whose term will continue are set forth below:




                                                                                 COMMON SHARES
                                                                                 BENEFICIALLY
                                                                                   OWNED (1)
                                                                                --------------
NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 2003
R. S. EVANS .................................................................     3,063,756
 Age 55; Director since 1979. Chairman and Chief Executive Officer of the
   Company. Other directorships: Fansteel, Inc., HBD Industries, Inc., Hexcel
   Corporation, Huttig Building Products, Inc., Southdown Corporation.
ERIC C. FAST ................................................................       112,851
 Age 50; Director since September 1999. President and Chief Operating
   Officer of the Company since September 1999. Co-head of Global
   Investment Banking of Salomon Smith Barney (investment banking firm)
   from 1995 to 1998 and a Managing Director of that firm from 1988 to 1998.
DORSEY R. GARDNER ...........................................................         7,977
 Age 57; Director from 1982 to 1986 and since 1989. President, Kelso
   Management Company, Inc., Boston, MA (investment management).
   General Partner, Hollybank Investments, L.P., and Thistle Investments,
   L.P., Miami, FL (private investment funds). Other directorships: Huttig
   Building Products, Inc., S 1 Corporation.
DWIGHT C. MINTON ............................................................        41,437
 Age 65; Director since 1983. Chairman of the Board, Church & Dwight Co.,
   Inc. Princeton, NJ (manufacturer of consumer and specialty products).
   Other directorships: Church & Dwight Co., Inc.


                                                                                  COMMON SHARES
                                                                                  BENEFICIALLY
                                                                                    OWNED (1)
                                                                                 --------------
DIRECTORS WHOSE TERMS WILL EXPIRE IN 2002
E. THAYER BIGELOW, JR. .......................................................       24,649
 Age 58; Director since 1984. Senior Advisor, Time Warner Inc., New York, NY
   (a media and entertainment company) since October 1998. Chief Executive
   Officer, Court TV, New York, NY, an affiliate of Time Warner
   Entertainment LP (cable television program services) March 1997 to
   October 1998. President and Chief Executive Officer, Time Warner Cable
   Programming Inc., Stamford, CT, a subsidiary of Time Warner
   Entertainment LP (cable television program services), 1991 to 1997. Other directorships: Huttig Building Products, Inc., Lord Abbett & Co. Mutual
   Funds.
JOHN J. LEE ..................................................................        1,638
 Age 63; Director since April 1999. Chairman and Chief Executive Officer,
   Hexcel Corporation, Stamford, CT (manufacturer of composite materials and engineered products) since January 1994, except for the period
   February 1995 to February 1996 when he did not hold the position of
   Chairman. Chairman, President and Chief Executive Officer of Lee
   Development Corporation, Stamford, CT (merchant banking company) since
   1987. Other directorships: Hexcel Corporation.
CHARLES J. QUEENAN, JR. ......................................................       18,431
 Age 69; Director since 1986. Senior Counsel since 1995 and prior thereto,
   Partner, Kirkpatrick & Lockhart LLP. Pittsburgh, PA (attorneys at law).
   Other directorships: Allegheny Technologies Incorporated, Teledyne
   Technologies Incorporated, Water Pik Technologies, Inc.
DIRECTORS WHOSE TERMS WILL EXPIRE IN 2001
RICHARD S. FORTE .............................................................       16,602
 Age 55; Director since 1983. President, Dawson Forte Cashmere Company,
   South Natick, MA (importer) since January 1997. Chairman since
   January 1997 and, prior thereto, President, Forte Cashmere Company, Inc.
   (importer and manufacturer). Other directorships: Huttig Building
   Products, Inc.
WILLIAM E. LIPNER ............................................................          730
 Age 52; Director since January 1999. Chairman, Chief Executive Officer and
   President, NFO Worldwide, Inc., Greenwich, CT (marketing information/
   research services worldwide). Other directorships: NFO Worldwide, Inc.
JAMES L. L. TULLIS ...........................................................        2,000
 Age 52; Director since 1998. Chairman and Chief Executive Officer,
   Tullis-Dickerson & Co., Inc., Greenwich, CT (venture capital investments in the health care industry) since 1986. Other directorships: Huttig Building
   Products, Inc., PSS Worldmed, Inc.

----------
(1) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. No director except Mr. R. S. Evans owns more than 1% of the outstanding shares of Common Stock. See Beneficial Ownership of Common Stock by Directors and Management, page 5.

     The Board of Directors met 11 times during 1999. Each director attended over 75% of the Board and Committee meetings occurring during his period of service except for Mr. Lee, who attended 73% of such meetings due to a scheduling conflict with the first Board and Audit Committee meetings after his election in April 1999.

     The Board of Directors has an Executive Committee, Audit Committee and Organization and Compensation Committee. The Company does not have a standing nominating committee. The Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained, met once in 1999. The Audit Committee met four times in 1999 with the Company's management, internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of their audits, and otherwise maintained communications between the auditors of the Company and the Board of Directors. The duties of the Organization and Compensation Committee include review and approval of the compensation of officers and business unit presidents, annual review of director compensation, administration of the EVA Incentive Compensation Plan, Stock Option Plan and Restricted Stock Award Plan and review and approval of significant changes or additions to the compensation policies and practices of the Company. The Organization and Compensation Committee met five times in 1999. (See the Committee's report on page 10.)

     The memberships of committees during 1999 were as follows: Executive
Committee: R. S. Evans, D.C. Minton and J. L. L. Tullis; Audit Committee: R. S. Forte, D. R. Gardner, J. J. Lee and C. J. Queenan, Jr. (Chairman); Organization and Compensation Committee: E. T. Bigelow, Jr. (Chairman), D. R. Gardner, D. C. Minton and J. L. L. Tullis.

     COMPENSATION OF DIRECTORS. The Company's standard retainer payable to each non-employee director is $30,000 per annum. Pursuant to the Non-Employee Director Restricted Stock Plan, non-employee directors receive, in lieu of cash, shares of Common Stock of the Company (rounded to the nearest ten shares) with a market value equal to that portion of the standard annual retainer which exceeds $15,000. All directors who are not full-time employees of the Company, of which there are eight, participate in the plan. The shares are issued each year after the Company's annual meeting, are forfeitable if the director ceases to remain a director until the Company's next annual meeting, except in the case of death, disability or change in control, and may not be sold for a period of five years or such earlier date as the director leaves the Board. In April 1999 each non-employee director received 630 restricted shares of Common Stock pursuant to the plan. The Non-Employee Director Restricted Stock Plan is proposed to be replaced by the 2000 Non-Employee Director Stock Compensation Plan. See page 16.

     Directors also receive $500 for each Board meeting attended. Non-employee members of the Executive Committee receive an annual retainer of $2,000. Members of other committees receive $500 and chairmen receive $750 for each committee meeting attended.

     The Crane Co. Retirement Plan for Non-Employee Directors provides for a benefit upon retirement at or after age 65 equal to the participant's annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis. The plan is unfunded and benefits thereunder are payable from the Company's general assets, either in the form of a joint and survivor annuity or, if the director so elects upon reaching age 55, in the form of a survivor annuity should the director die while in service. The Retirement Plan for Non-Employee Directors will be terminated if the Non-Employee Director Stock Compensation Plan is approved by shareholders, provided that (i) directors age 65 or older (Messrs. Minton and Queenan) may elect to continue their participation in the Retirement Plan in lieu of any option grants under the new Stock Compensation Plan, and (ii) former directors will continue to receive their retirement benefits under the Retirement Plan. See Proposal to Approve 2000 Non-Employee Directors Stock Compensation Plan, page 16.


                     BENEFICIAL OWNERSHIP OF COMMON STOCK
                          BY DIRECTORS AND MANAGEMENT


     To focus management attention on growth in shareholder value, the Company believes that officers and key employees should have a significant equity stake in the Company. It therefore encourages its officers and key employees to increase their ownership of and to hold Common Stock through the Stock Option, Restricted Stock Award and Savings and Investment Plans. Directors also receive 50% of their annual retainer in restricted stock issued under the Non-Employee Director Restricted Stock Plan. The beneficial ownership of Common Stock by the non-employee directors as a group (see pages 2 and 3 for individual holdings), the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group as of February 11, 2000 is as follows:




                                                       SHARES        STOCK      SHARES IN
                                                        UNDER       OPTIONS      COMPANY       TOTAL      % OF SHARES
                                                     RESTRICTED   EXERCISABLE    SAVINGS      SHARES      OUTSTANDING
                                       SHARES           STOCK        WITHIN       PLAN     BENEFICIALLY      AS OF
                                        OWNED         PLANS (1)     60 DAYS     (401(K))     OWNED (2)      2/11/00
                                 ------------------ ------------ ------------- ---------- -------------- ------------
Non-Employee Directors and
Nominees as a Group (8 persons)         108,424          5,040            --         --        113,464        0.18%
R. S. Evans ....................      2,050,120(3)     546,580       458,103      8,953      3,063,756        4.94%
L. H. Clark ....................         59,566        154,005            --      2,311        215,882        0.35%
E. C. Fast .....................         60,000         52,851            --         --        112,851        0.18%
D. S. Smith ....................         23,250        120,622       184,292      1,335        329,499        0.53%
A. I. duPont ...................            225         72,323       126,046        629        199,223        0.32%
M. L. Raithel ..................        180,134(4)      47,684       189,338      4,364        421,520        0.68%
Other Executive Officers
(5 persons) ....................         59,065         75,424       268,622     14,862        417,973        0.68%
Sub-Total--Directors and
Executive Officers as a Group
(19 persons) ...................      2,540,784      1,074,529     1,226,401     32,454      4,874,168        7.76%
Key Employees (138 persons) ....        110,674        287,503       120,300    172,523        691,000        1.12%
                                      -----------    ---------     ---------    -------      ---------        ----
Total ..........................      2,651,458      1,362,032     2,573,102    204,977      5,565,168        8.68%
                                      ===========    =========     =========    =======      =========        ====

----------
(1) Subject to forfeiture if established performance and/or service conditions are not met.


(2) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of the Company, page 6); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 683,715 shares of Common Stock held by trusts for the pension plans of the Company and certain of its subsidiaries which shares may be voted or disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. duPont, Mr. Raithel, and two other executive officers are trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 11, 2000, 4,402 other employees of the Company held 1,625,404 shares of Common Stock in the Crane Co. Savings and Investment Plan, 2,419 shares of Common Stock in the Crane Co. Union Employees Savings and Investment Plan, and 209,186 shares of Common Stock in the ELDEC Corporation and Interpoint Corporation Deferred Income Plan, resulting in a total of 7,402,177 shares of Common Stock beneficially owned by directors, officers and employees, or 11.54% of the outstanding shares as of February 11, 2000.


(3)   Includes 720 shares owned by Mr. Evans' spouse.


(4) Includes 20,785 shares owned by Mr. Raithel's spouse and 675 shares owned by his daughter.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth the ownership by each person who owned of record or was known by the Company to own beneficially more than 5% of its Common Stock on February 11, 2000.




                                                                  AMOUNT AND
                                                                   NATURE OF
                                       NAME AND ADDRESS           BENEFICIAL         PERCENT
TITLE OF CLASS                       OF BENEFICIAL OWNER           OWNERSHIP         OF CLASS
-------------------------------   -------------------------   ------------------   -----------
     Common Stock (1) .........   The Crane Fund (1)               7,778,416(1)        12.64%
                                  100 First Stamford Place
                                  Stamford, CT 06902

----------
(1) The Crane Fund is a charitable trust managed by trustees appointed by the Board of Directors of the Company. The incumbent trustees are: G.A. Dickoff, A.I. duPont, J. R. Packard and M.L. Raithel, all of whom are executive officers of the Company. Pursuant to the trust instrument, the shares held by the trust shall be voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its charitable purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.


                            EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation for each of the last three completed fiscal years paid to the Company's Chief Executive Officer and each of the four most highly paid executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 1999 and the former President and Chief Operating Officer who retired in September 1999.





                                          ANNUAL COMPENSATION                              LONG TERM COMPENSATION
                            ----------------------------------------------- ----------------------------------------------------
                                                                  OTHER      RESTRICTED   SECURITIES                   ALL(4)
                                                                 ANNUAL         STOCK     UNDERLYING     LTIP(3)       OTHER
          NAME AND                                            COMPENSATION    AWARD(2)     OPTIONS/      PAYOUTS    COMPENSATION
     PRINCIPAL POSITION      YEAR   SALARY($)   BONUS(1)($)        ($)           ($)        SARS(#)        ($)          ($)
--------------------------- ------ ----------- ------------- -------------- ------------ ------------ ------------ -------------
R.S. Evans                  1999     725,000       548,675      213,743             --      216,854           --        9,956
 Chairman and Chief         1998     670,000     1,107,159      217,668        439,228      260,225    2,895,411       13,193
 Executive Officer          1997     640,000       870,683      207,176        448,077       97,584    2,612,558        4,536
L.H. Clark                  1999     412,000       902,007       62,699        150,003      108,427           --        9,008
 President and Chief        1998     400,000       524,694       62,639         84,572      130,112    1,346,119        8,300
 Operating Officer          1997     400,000       417,668       65,377         58,958       56,924      565,155        7,687
 (to September 9, 1999)
E.C. Fast                   1999     141,634       100,000        5,000      1,068,500      325,280           --           --
 President and Chief        1998          --            --           --             --           --           --           --
 Operating Officer          1997          --            --           --             --           --           --           --
 (effective September 9,
 1999)
D.S. Smith                  1999     283,000       187,783       45,429        217,862       65,056           --        5,636
 Vice President--           1998     275,000       375,974       46,318        297,366       78,067      579,082        5,766
 Finance & Chief            1997     262,500       300,022       44,486         13,476       40,660      767,258        5,476
 Financial Officer
A.I. duPont                 1999     208,000       110,432       23,715        194,052       65,056           --        5,794
 Vice President,            1998     200,000       233,442       18,854        280,997       65,056           --        5,900
 General Counsel            1997     190,000       144,728       13,256          5,054       32,528           --        5,595
 and Secretary
M.L. Raithel                1999     180,000       142,916       18,449        109,526       37,949           --          986
 Vice President,            1998     176,000       279,410       18,558         51,834       45,539      506,697       11,028
 Controller                 1997     170,800       221,379       19,835          5,054       27,649      544,714        1,329

----------
(1) Represents the amounts paid to the named executives under the Company's EVA Incentive Compensation Plan for Executive Officers (see Part B of the Report on Executive Compensation by the Organization & Compensation Committee on page 10). After giving effect to such payments, the named executives have credited to their accounts under such plan the following amounts, which are subject to increase or decrease in future years: R.S. Evans $1,097,351; E.C. Fast $(81,801); D.S. Smith $375,566; A.I. duPont
      $220,863; M.L. Raithel $285,832. Under the program one-third of the account balance in any year will be payable to the named executive. In the case of Mr. Clark, who retired from his position as President and Chief Operating Officer on September 9, 1999, the amount paid for 1999 was his entire bank account balance.

(2) Amounts shown are the fair market value at date of grant of shares of restricted stock awarded to the named executive officers with vesting conditions other than Company performance. These include shares of restricted stock to provide retirement benefits that would have been earned by them under the Company's qualified pension plan but for the application of certain limits imposed by the Internal Revenue Code (see Part C of the Report on Executive Compensation by the Organization and Compensation Committee on page 12). Such shares will vest after 10 years of service or upon age 65, unless the restrictions are waived by the Committee upon early retirement. In addition, the amounts shown for Messrs. Fast, Smith and duPont include the fair value of shares of time-based restricted stock at date of grant. Such shares will vest on the fifth anniversary of the date of grant (or in the case of the award to Mr. Fast in 20% installments on each of the first five anniversaries of the date of grant) if the executive continues in the employ of the Company or upon his earlier death or permanent disability or upon a change in-control of the Company.

(3) Shares of restricted stock issued under the Company's Restricted Stock Award Plan that are subject to performance-based conditions on vesting are classified as long-term incentive awards reportable in the column LTIP Payouts of the Summary Compensation Table upon vesting. Amounts shown in the column LTIP Payouts include a gross-up for taxes payable in respect of the compensation earned upon vesting of one of the two awards of restricted stock that vested during 1997. The shares of Common Stock under the Restricted Stock Award Plan held by each of the named executive officers and the aggregate value thereof at December 31,1999 were as follows:




                                             RESTRICTED STOCK AWARD PLAN
                            --------------------------------------------------------------
                              RESTRICTED                      AGGREGATE
                              STOCK HELD         LTIP         RESTRICTED
                             # OF SHARES     # OF SHARES     SHARES HELD       AGGREGATE
                            -------------   -------------   -------------   --------------
   R.S. Evans ...........      331,378         215,202         546,580      $10,863,278
   L.H. Clark ...........       15,697         129,252         144,949        2,880,861
   E.C. Fast ............       52,851              --          52,851        1,050,414
   D.S. Smith ...........       20,136          95,486         115,622        2,297,987
   A.I. duPont ..........       17,257          47,566          64,823        1,288,357
   M.L. Raithel .........       11,838          35,846          47,684          947,720

   The shares listed in the first column under the heading Restricted Stock Held are subject only to time-based vesting criteria, principally shares awarded to provide certain retirement benefits as described under note (2) above. The shares of restricted stock which are performance-based, listed under the heading "LTIP," may lapse upon failure to achieve the performance criteria and so the value presented above for such shares remains at-risk to the executive. Dividends are paid on all restricted stock at the same rate as other shares of Common Stock and are reported in the column Other Annual Compensation of the Summary Compensation Table.

(4) Amounts include the Company's matching contribution for eligible employees for the purchase of Common Stock in the Company's Saving & Investment Plan (401k) and premiums for life insurance.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended December 31, 1999. The number of shares covered by each option grant and the exercise price thereof are shown as adjusted pursuant to the anti-dilution provisions of the Stock Option Plan in connection with the December 16, 1999 spin-off of Huttig Building Products, Inc. common stock to Crane Co. shareholders (see Part F of the Report on Executive Compensation by the Organization and Compensation Committee on page 13).



                                      NUMBER OF     % OF TOTAL
                                     SECURITIES    OPTIONS/SARS
                                     UNDERLYING     GRANTED TO    EXERCISE OR                      GRANT DATE
                                    OPTIONS/SARS   EMPLOYEES IN    BASE PRICE                     PRESENT VALUE
                                       GRANTED      FISCAL YEAR     $/SHARE     EXPIRATION DATE        ($)
                                   -------------- -------------- ------------- ----------------- --------------
R. S. Evans . . . . . . . . . .       216,854          13.75%         21.96        4/5/2009        1,373,965
E. C. Fast . . . . . . . . . . .      162,640          10.31%         21.37       9/27/2009        1,002,773
E. C. Fast . . . . . . . . . . .      162,640          10.31%         19.61       10/25/2009         920,120
L. H. Clark . . . . . . . . . .       108,427           6.88%         21.96        4/5/2009          686,983
D. S. Smith . . . . . . . . . .        65,056           4.13%         21.96        4/5/2009          412,188
A. I. duPont . . . . . . . . . ...     65,056           4.13%         21.96        4/5/2009          412,188
M. L. Raithel . . . . . . . . .        37,949           2.41%         21.96        4/5/2009          240,441

(1) No SARs were granted.

(2) The exercise price of options granted under the Company's Stock Option Plan were and may not be less than 100% of the fair market value of the shares on the date of grant. Options granted become exercisable 50% one year, 75% two years and 100% three years after grant and expire, unless exercised, 10 years after grant. If employment terminates, the optionee generally may exercise the option only to the extent it could have been exercised on the date his employment terminated and must be exercised within three months thereof. In the event employment terminates by reason of retirement, permanent disability or change in control, options become fully exercisable. The exercise price may be paid by delivery of shares owned for more than six months and income tax obligations related to exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

(3) The amounts shown were calculated using a Black-Scholes option pricing model which derives a value of $5.74 per share for each option granted, except for the options granted to Mr. Fast, which had a Black-Scholes value of $5.59 per share for the September 27 grant and $5.13 per share for the October 25 grant. The estimated values assume a risk-free rate of return of 5.07% based upon the 10-year Treasury (adjusted for constant maturities) from the Federal Reserve Statistical Release H.15(519), stock price volatility of 25.14%, a dividend payout ratio of 1.85% and an option duration of 5.12 years. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, and so the value realized by an executive may be more or less than the value estimated by the Black-Scholes model.



AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES



                                                          NUMBER OF SECURITIES
                                                               UNDERLYING               VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS/SARS AT          IN-THE-MONEY
                                                                 FISCAL                OPTIONS/SARS AT FISCAL
                           SHARES                             YEAR-END (#)                YEAR-END ($) (2)
                         ACQUIRED ON   VALUE REALIZED ----------------------------- ----------------------------
         NAME           EXERCISE (#)        ($)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------- -------------- --------------- ------------- --------------- ------------- --------------
 R. S. Evans . . . .         0               0          349,676        371,363        597,946           --
E. C. Fast . . . . .         0               0             --          325,280           --           2,440
 L. H. Clark . . . .      22,500          191,981       344,390        187,714       1,366,430          --
 D. S. Smith . . . .      86,156         1,170,974      151,764        114,255        587,185           --
A. I. duPont . . . .         0               0           93,518        105,716         97,523           --
 M. L. Raithel . . .         0               0          170,364         67,632        839,416           --

(1) No SARs were held at December 31, 1999.

(2) Computed based upon the difference between aggregate fair market value at December 31, 1999 and aggregate exercise price.

PERFORMANCE GRAPH

     The following performance graph compares the total return to shareholders of an investment of $100 in each of Crane Co. Common Stock, the S&P 500 Index and the Dow Jones Industrial-Diversified Index, in which the Company is included as one of 13 companies, from December 31, 1994 to December 31, 1999. "Total Return" means the increase in value of an investment in a security over a given period assuming reinvestment in that security of all dividends received thereon during the period.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    AMONG CRANE CO., S&P 500 AND DOW JONES INDUSTRIAL-DIVERSIFIED INDEX(1)
                     FISCAL YEAR ENDING DECEMBER 31, 1999



                                [GRAPHIC OMITTED]





 Crane Co.                      ($  )  100   140   169   255   270   189
 S&P 500                        ($  )  100   138   169   226   290   351
 DJ Industrial-Diversified      ($  )  100   131   169   222   255   278

(1) Peer companies in the Dow Jones Industrial-Diversified Index are: Cooper Industries, Danaher Corp., Dover Corp., FMC Corp., Honeywell
    International, Illinois Tool Works, Ingersoll-Rand Co., ITT Industries, Parker Hannifin Corp., PPG Industries, Stanley Works, Tyco International.

                       REPORT ON EXECUTIVE COMPENSATION
                     BY THE ORGANIZATION AND COMPENSATION
                            COMMITTEE OF THE COMPANY

     In 1999 the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee") maintained its previously established three-pronged approach to executive officer and key employee compensation: competitive base salaries; short and medium-term cash incentive compensation linked to measurable increases in shareholder value; and long-term incentive compensation utilizing stock options the value of which is keyed to increases in shareholder returns (through increases in the price of the Company's Common Stock) and awards of restricted Common Stock for retention purposes. The Committee has established targets for ownership of Company Common Stock to encourage executive officers and key employees to hold a significant portion of their net worth in the Company's Common Stock so that the future price of the Company's Common Stock will constitute a key element in their financial planning and ultimately in their net worth. In addition, the Committee continued a program using shares of restricted stock to offset significant limitations in pension benefits imposed upon certain executive officers and key employees by federal tax policies while concurrently preserving the incentive linkage between improved share performance and the recipient's ultimate return. The Committee also authorized certain anti-dilution adjustments to outstanding stock options and certain additional grants of restricted Common Stock in connection with the spin-off of Huttig Building Products, Inc. common stock to the Company's shareholders on December 16, 1999 (the "Huttig Spin-Off").

     A. BASE SALARIES. While the Committee believes the Company's base salaries remain sufficiently competitive to attract and retain qualified executive officers and key managers, the Committee continued to shift its compensation emphasis from base salary and bonus based on a percentage thereof to incentive compensation, the amount of and eligibility for which are based on measurable increases in shareholder value and improved stock performance as discussed below. Increases in base salaries of executive officers averaged 3.2% during 1999.

     B. SHORT AND MEDIUM-TERM INCENTIVE COMPENSATION--FOCUSED ON ECONOMIC VALUE ADDED. The Company's annual incentive compensation program utilizes the principles of economic value added ("EVA") with a three year rolling horizon. EVA* is defined as the difference between the return on total capital invested in the business and the cost of capital, multiplied by total capital employed. The Committee believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the creation of value for shareholders over the long term.

     The program does not involve the meeting of pre-established goals, as such. Rather, the increase or decrease in EVA for a business unit during the year, both absolutely and compared to the prior year, is the sole basis for any incentive compensation award, thereby motivating managers to focus on continuous value improvement. Awards are generally uncapped to provide maximum incentive to create value and, because awards may be positive or negative, executives can incur penalties when value is reduced.

     While particular EVA formulas are tailored to the size and unique characteristics of the business unit or units for which a specific executive is responsible, the key elements of the EVA formula applicable to any individual are the cost of capital (generally the cost of capital to the Company), the return on capital, the amount of capital employed in the business unit, the net operating profit of the unit after tax and the prior year's EVA. Thus, the EVA formula requires the executive to focus on improvement in the unit's balance sheet as well as the income statement. Awards are calculated on the basis of year end results, and award formulas utilize both a percentage of the change in EVA of a business unit from the prior year, whether positive or negative, and a percentage of the positive EVA, if any, in the current year. EVA awards are calculated for the Company as a whole for the corporate executives or where appropriate for the business unit for


----------
* EVA is a registered trademark of Stern, Stewart & Co.

which the executive is responsible. Executives receive a percentage of the measured entity's award. For executives responsible for more than one business unit, the formula is based on a percentage of the aggregate EVA, positive or negative, of the units reporting to the executive.

     After the EVA award, whether positive or negative, for a particular year has been determined, it is credited to the executive's "bank account." If the executive's account is a positive number, one-third of the account balance is paid to the executive in cash annually. The remainder of the account balance represents that individual's "equity" in the account for future years. If an EVA award is negative, the amount will be deducted from the balance in the account. If the account balance is negative, the executive will receive no incentive compensation payments until the aggregate of subsequent EVA awards results in a positive account balance. Each year, the Company adds interest to a positive balance or charges interest on a negative balance at an appropriate money market rate. The account is subject to forfeiture in the event an executive leaves the Company by reason of termination or resignation, but is paid in full if the executive dies, becomes disabled or retires at age 65 (or earlier at the discretion of the Committee) or upon a sale of the executive's business unit or a change-in-control of the Company. The bank account concept with the three year payout at risk gives the incentive compensation program a longer term perspective and provides participants with ownership incentives as the account balances build or decline. Although the program is formula driven, the Committee retains discretion to review and adjust its impact on business units and individuals for reasonableness and to preserve its incentivizing objectives, except that the EVA award percentages of the individuals named in the Summary Compensation Table are capped by the Committee at the beginning of the year.

     C. LONG-TERM INCENTIVE COMPENSATION--FOCUSED ON SHAREHOLDER RETURN. The Company has used its Stock Option Plan and Restricted Stock Award Plan as the foundation for a long-term stock-based incentive compensation program focused on shareholder return. The Committee believes that executive officers approach their responsibilities more and more like owners of the Company as their holdings of and potential to own Company Common Stock increase. This philosophy starts with the Board of Directors, whose non-employee members receive 50% of their annual retainer in Company Common Stock. To date, 8.11% of the Company's Common Stock is beneficially owned by directors, management and key employees, with the Chairman and Chief Executive Officer owning 4.69% and the other executive officers owning 2.4%. (See Beneficial Ownership of Common Stock by Directors and Management, page 5.) The Committee has established targets for ownership of Company Common Stock by executive officers and key employees (expressed as a multiple of their base salary, ranging from a multiple of one for salaries up to $125,000 to a multiple of five for salaries above $500,000). The Committee also continued to discourage sales of stock acquired by such individuals through the vesting of restricted stock grants and option exercises.

     (i) The Stock Option Plan. The Stock Option Plan is administered by the Committee, which is authorized to grant options to key employees of the Company or any majority-owned subsidiary of the Company. Options granted become exercisable 50% one year after the grant date, 75% two years after the grant date and 100% three years after the grant date and the option price must not be less than 100% of the average fair market value on the date of grant. Options expire, unless exercised, 10 years after grant. Because the Company's Stock Option Plan requires that options be granted at no less than fair market value, a gain can only result if the Company's share price increases from the date of grant. This incentive program is, therefore, directly tied to increases in shareholder value. In 1999, the Committee granted 1,576,930 stock options to the officers and key employees of the Company.

     (ii) Restricted Stock Award Plan. Under the Restricted Stock Award Plan, restricted shares of the Company's Common Stock may be awarded to selected officers and key employees. The Committee administers the Plan and has the authority to select participants to determine the amount and timing of awards, restriction periods, market value thresholds and any terms and conditions applicable to grants. From 1990 to 1997, the Committee generally established performance goals for the lapse of restrictions on stock awarded under the Plan involving the achievement over 2 1/2 and 5 year intervals of returns for the Company's shareholders (Common Stock price appreciation plus dividends) equal to or better than certain performance benchmarks, e.g. 125% of the shareholder return of the S&P 500, 150% of such return or 17.5% compounded annually. Each such award has also required that the price of the Company's Common Stock must be higher than the price on the date of grant, or the restrictions will not lapse. If the conditions are not met, such restricted stock awards are forfeited after five years, subject to the discretion of the Committee to adjust the terms of such awards. Beginning in 1998, the Committee determined to reduce the aggregate number of shares of restricted stock to be awarded and to award such restricted stock with time-vesting criteria only to selected employees for long-term retention purposes. A total of 189,900 shares of restricted stock were awarded to officers and other key employees of the Company in 1999, and the restrictions on such shares generally lapse on April 5, 2004, or in certain cases in 20% installments on the first five anniversaries of the award date, or upon the participant's earlier death, permanent disability, normal retirement at age 65 or upon a change-in-control of the Company.

     Since 1995, the Committee has administered a program to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered for determining benefits under tax-qualified plans. Under this program, the Committee will grant to certain executive officers and key employees who have been impacted by such tax limitations amounts of restricted stock with a market value at the date of grant approximately equivalent to the present value of that portion of the Company's retirement benefit at normal retirement (age 65) or, in the case of the Chairman and Chief Executive Officer, at age 55 with 15 years of service in that capacity, lost by reason of the tax limitations. The Committee is of the view that the grants provide the potential to offset the tax limitations on the executive's future pension benefits, but require the recipient to look to future increases in shareholder value if that objective is to be actually achieved. On the basis of that approach, the Committee awarded shares of restricted stock to selected officers and key employees, the restrictions on which will lapse after 10 years of service or upon reaching age 65, whichever is earlier, with the understanding that the Committee can waive the conditions for the lapse of restrictions in the event of a request for early retirement.

     D. COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. The Committee is of the view that the Chief Executive Officer compensation package should include a competitive base salary but emphasize incentives closely linked to shareholder return such as the Company's EVA Plan and significant grants of stock options and/or performance-based restricted stock. The Committee determined to increase the annual base salary of the Chief Executive Officer in 1999 from $670,000 to $725,000, a level which, in the judgment of the Committee, is appropriate for the chief executive officer of a corporation of the size and complexity of the Company in its industrial category. The Chief Executive Officer's 1999 incentive compensation award under the EVA Incentive Compensation Plan for Executive Officers was a negative $701,151 in 1999 because the Company's EVA in 1999, while substantially positive, was lower than in 1998, and the EVA Plan weights the change in EVA more heavily than the EVA amount itself. The Chief Executive Officer's negative award was calculated on the basis of the decrease in the Company's EVA in 1999 plus a pre-established percentage of that EVA and debited to his "account" as provided for in the EVA Plan. The actual amount paid to the Chief Executive Officer for 1999 from his account was $548,675 due to the positive account balance from prior years. The balance in the account is subject to increase or decrease depending upon EVA in subsequent years. The Chief Executive Officer was awarded 200,000 options under the Stock Option Plan in 1999 (216,854 options after giving effect to anti-dilution adjustments by reason of the spin-off of Huttig Building Products to the Company's shareholders in December 1999), which in the Committee's judgment will maintain the appropriate incentives to a chief executive officer of a company the size and breadth of Crane Co. In 1999, 69,066 shares of restricted stock were forfeited at the five year interval of the Chief Executive Officer's 1994 grant, and no shares of restricted stock vested at the 2 1/2 year interval of his 1997 grant.

     E. OMNIBUS BUDGET REVENUE RECONCILIATION ACT OF 1993. In 1993, Congress adopted the Omnibus Budget Revenue Reconciliation Act of 1993, certain provisions of which (Section 162(m) of the Internal Revenue Code) for tax years beginning after December 31, 1993 limit to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company's proxy statement unless the compensation meets certain specific requirements. The EVA Incentive Compensation Plan for Executive Officers, which was approved by the shareholders at the 1994 Annual Meeting, is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, the Company believes that all stock options granted to date under the Stock Option Plan and all performance-based grants of restricted stock to date under the Restricted Stock Award Plan will meet the requirements of Section 162(m) for deductibility. The shares of time-based restricted stock granted in 1999 to offset the impact of the tax limitations on pension benefits, as well as the other time-based restricted stock awarded in 1999 as described in paragraph C above, would not satisfy the criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions would not be deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under
Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.

     F. ACTIONS RELATING TO THE HUTTIG SPIN-OFF. The Committee met three times in the fall of 1999 to consider and approve certain adjustments with respect to outstanding stock options and restricted stock in connection with the Huttig Spin-Off. As the Huttig Spin-Off represented a pro-rata distribution of Huttig common stock to all Crane Co. shareholders, the Committee approved anti-dilution adjustments to outstanding stock options in accordance with the terms of the Stock Option Plan. These adjustments were based on the relative market prices of the Company's Common Stock immediately before and after the distribution of Huttig common stock on December 16, 1999, and their effect was to increase the number of shares of Common Stock subject to each outstanding option by 8.44% and to decrease the option exercise price by 7.76% so as to maintain the total value of the option, i.e. the aggregate spread between current market price and the exercise price. With respect to outstanding awards of restricted Common Stock held by executive officers and other key employees, the Committee determined that, rather than distributing shares of Huttig common stock to continuing Crane employees subject to vesting restrictions, it was more appropriate to award additional shares of Common Stock having an equivalent value to the Huttig distribution but subject to the same restrictions as the original restricted stock award, thereby maintaining the incentive value of the restricted stock awards. The additional shares of restricted Common Stock were determined based on the relative market values of the Company's Common Stock and Huttig common stock on the distribution date and represented approximately 5.7% of the outstanding restricted stock awards.

                                        Submitted by:


                                        The Organization and Compensation
                                        Committee of the Board of Directors of
                                        Crane Co.


                                        E. T. Bigelow, Jr.
                                        D. R. Gardner
                                        D. C. Minton
                                        J. L. L. Tullis


RETIREMENT BENEFITS

     All officers of the Company, including the individuals identified in the Summary Compensation Table, are participants in the Company's pension plan for non-bargaining employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service where employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

     The annual pension benefits payable under the pension plan are equal to 1 2/3% per year of service of the participant's average annual compensation during the five highest compensated consecutive years of the 10 years of service immediately preceding retirement less 1 2/3% per year of service of the participant's Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation less (i) the imputed income value of group life insurance and auto allowance, (ii) income derived from participation in the Restricted Stock Award Plan and (iii) on or after January 1, 1993, income derived from the Stock Option Plan and a former stock appreciation rights plan. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus the bonus shown in the Table for the immediately preceding year.

     The table below sets forth the estimated annual benefit payable on retirement at normal retirement age (age 65) under the Company's pension plan based on benefit accruals through December 31, 1999 for specified salary and years of service classifications, and assumes benefits to be paid in the form of a single life annuity. The amounts have not been reduced by the Social Security offset referred to above.


                              PENSION PLAN TABLE




   AVERAGE                                   YEARS OF SERVICE
  ANNUAL            -------------------------------------------------------------------
COMPENSATION*           10           20           25           30              35
-----------------   ----------   ----------   ----------   ----------   ---------------
$150,000.........    $25,005      $50,010     $62,513      $75,015        $   87,518
$175,000.........     29,173       58,345      72,931       87,518           102,104
$200,000.........     33,340       66,680      83,350      100,020           116,690
$225,000.........     37,508       75,015      93,769      112,523           131,276
$235,000.........     39,175       78,349      97,936      117,524           137,111**
$250,000.........     41,675       83,350     104,188      125,025           145,863**

----------
* Between January 1, 1989 and December 31, 1993, for the purpose of determining benefit accruals and benefit limitations under the pension plan for all plan years beginning in 1989, a participant's compensation is deemed to be limited to $200,000 indexed for inflation ($235,840 for 1993) ("Limitation"). As a result of the Limitation, the covered compensation under the Company's pension plan for each of Messrs. Evans, Clark, Smith and Raithel (who have 26, 9, 8 and 29 years of service credit, respectively) was limited to $235,840 in 1993. (Mr. duPont was not employed by the Company in 1993; he joined the Company in 1996 and now has 4 years of service credit under the Company's pension plan. Mr. Fast joined the Company in 1999 and has less than one year of service under the Company's pension plan.) However, in no event will the Limitation reduce any participant's accrued benefit below his accrued benefit as of December 31, 1988. Commencing January 1, 1994, the compensation limit was further reduced to $150,000 indexed for inflation in future years ("OBRA '93 Limitation"). As a result of the OBRA '93 Limitation, the covered compensation under the Company's pension plan for the foregoing individuals for the years 1994 through 1996 was limited to $150,000, was increased to $160,000 for 1997, 1998 and 1999, and was increased to $170,000 for 2000. In no event will the OBRA '93 Limitation reduce any participant's accrued benefit as of December 31, 1993.

** Effective January 1, 1996, the actual retirement benefit at normal retirement date payable pursuant to Section 235(a) of the Tax Equity and Fiscal Responsibility Act of 1982 (and subsequent to 1986 at the age at which unreduced Social Security benefits may commence pursuant to the Tax Reform Act of 1986) may not exceed the lesser of $120,000 or 100% of the officer's average compensation during his highest three consecutive calendar years of earnings (the "Tax Act Limitation"). The Tax Act Limitation may be adjusted annually for changes in the cost of living. The 1999 limit was $130,000, and was increased to $135,000 for 2000. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with the Company or 10 years of participation in the defined benefit plan.

OTHER AGREEMENTS AND INFORMATION

     The Company has entered into indemnification agreements with R.S. Evans, each other director of the Company, Messrs. Clark, Fast, Smith, duPont and Raithel and the five other executive officers of the Company, the form of which was approved by the shareholders of the Company at the 1987 Annual Meeting. The Indemnification Agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of the fact that he was a director, officer, employee, trustee, agent or fiduciary of the Company or was serving as such for another entity at the request of the Company, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack thereof.

     Each of the individuals named in the Summary Compensation Table (and certain other executive officers) has an agreement which, in the event of a change in control of the Company, provides for the continuation of the employee's then current base salary, bonus plan and benefits for the three year period following the change in control. Upon termination within three years after a change in control, by the Company without cause or by the employee with "Good Reason" (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year's bonus or the average bonus paid in the three prior years, three times the sum of his annual salary and the greater of the last year's bonus or the average of the last three years' bonuses, and all accrued deferred compensation and vacation pay, and employee benefits, medical coverage and other benefits also continue for three years after termination. "Good Reason" under the agreements includes, among other things, any action by the Company which results in a diminution in the position, authority, duties or responsibilities of the employee. The agreements also provide that the employee may terminate his employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed "Good Reason" under the agreement. If it is determined that any economic benefit or payment or distribution by the Company to the individual, pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the various options and restricted stock plans of the Company) ("Payment"), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the agreements provide that the Company shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such payments, the employee will retain an amount equal to the excise tax on all the Payments. The agreements are for a three-year period, but are automatically renewed annually for a three-year period unless the Company gives notice that the period shall not be extended.

     The Company entered into an arrangement with L. Hill Clark upon his retirement from his position as President and Chief Operating Officer on September 9, 1999 pursuant to which (i) Mr. Clark was paid base salary at his then-current annual rate of $412,000 through December 31, 1999, (ii) he received the $902,007 balance of his EVA bank account in January 2000, (ii) he will provide administrative services with respect to the Company's Six Sigma training programs during 2000 for which he will be paid $30,000, (iv) his performance-based restricted stock remained outstanding until February 15, 2000, (v) his time-based restricted stock for retirement benefits will vest on December 31, 2000 and (vi) his stock options will continue to vest through December 3l, 2000 and will remain outstanding and exercisable until March 31, 2001.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     For the fiscal year ended December 31, 1999 each director and executive officer of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934, except for one executive officer, Bradley L. Ellis, Vice President--Chief Information Officer, who filed a late Form 4 reporting the open market purchase of 1,000 shares of Common Stock.


                     OTHER TRANSACTIONS AND RELATIONSHIPS


TRANSACTIONS

     The law firm of Kirkpatrick & Lockhart LLP, of which Mr. Queenan is senior counsel, furnished legal services to the Company in 1999.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Organization and Compensation Committee is or has ever been an employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Committee is an executive officer.


                     APPROVAL OF THE SELECTION OF AUDITORS

     The Board of Directors proposes and recommends that the shareholders approve the selection of the firm of Deloitte & Touche LLP as independent auditors for the Company for 2000. Deloitte & Touche LLP have been the independent auditors for the Company since 1979. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the books and accounts of the Company for the current year. In accordance with the Company's practice, a member of the firm will attend the Annual Meeting, have an opportunity to make a statement if he desires to do so and to respond to appropriate questions which may be asked by shareholders.


                              PROPOSAL TO APPROVE
                          2000 NON-EMPLOYEE DIRECTOR
                            STOCK COMPENSATION PLAN


INTRODUCTION

     The Company's 1998 Non-Employee Director Restricted Stock Plan (the "1998 Plan"), authorizing up to 75,000 shares of restricted Common Stock to be issued to non-employee directors in payment of 50% of their annual retainer fee, was approved by shareholders at the 1998 Annual Meeting along with the Stock Option Plan and Restricted Stock Award Plan for officers and key employees. After a review of competitive compensation practices for directors, the Board of Directors has determined, upon the recommendation of the Organization and Compensation Committee, to replace the 1998 Plan with a new plan adding provisions for annual stock option grants. The new plan, to be known as the 2000 Non-Employee Director Stock Compensation Plan (the "2000 Plan" or the "Plan"), also provides for one-time stock option grants to the current non-employee directors to replace their accrued benefits under the Retirement Plan for Non-Employee Directors, which will be terminated if the 2000 Plan is approved by shareholders, provided that directors age 65 or older may elect to continue their participation in the Retirement Plan in lieu of receiving any option grants under the 2000 Plan and former directors will continue to receive their benefits under the Retirement Plan.

     The purposes of the 2000 Plan are to attract and retain well-qualified persons for service as directors of the Company, to provide directors with the opportunity to increase their proprietary interest in the Company through the grant of options to purchase Common Stock and the payment of a portion of directors' fees in shares of Common Stock and to increase shareholder value over the long term. The closing price of Crane Co. Common Stock on February 25, 2000 as reported on the consolidated trading reporting system, was $19.125 per share.

PRINCIPAL PROVISIONS OF THE PLAN

     Set forth below is a summary of the principal provisions of the Plan, which summary is qualified in its entirety by reference to the complete text of the Plan set forth in Exhibit A to this Proxy Statement.


 GENERAL

     If approved by the shareholders, the Plan will continue through May 31, 2010. All directors of the Company who are not full-time employees of the Company, of which there are currently eight, are eligible to participate in the Plan. None of the persons named in the Summary Compensation Table will be eligible to participate in the Plan, and none of the non-employee directors eligible to participate in the Plan are eligible to participate in any of the other compensation plans of the Company. Up to 400,000 shares of Common Stock may be issued under the Plan, subject to adjustment in the event of any stock dividend, stock split, recapitalization or other similar event. Such shares may be treasury shares or authorized and unissued shares. The Company intends to register shares of Common Stock awarded pursuant to the Plan under the Securities Act of 1933, as amended. The Plan will be administered by a committee comprised of the Chairman of the Board, the President of the Company and the Vice President and General Counsel of the Company (the "Committee").


 RESTRICTED STOCK

     Under the 2000 Plan, each non-employee director will receive 50% of his annual retainer fee (currently $30,000) in shares of Common Stock subject to certain restrictions, with the balance of the annual retainer fee paid in cash in monthly installments. The shares of Common Stock to be issued to each non-employee director is that number (rounded to the nearest 10 shares) which has a fair market value on the date of grant equal to the 50% of the annual retainer fee payable in stock. For example, based upon the fair market value of $19.71 for a share of Common Stock on February 25, 2000 (defined as the average of the high and low sales prices for the 10 trading days ending on that date as reported in the consolidated transaction reporting system), each non-employee director would receive a retainer fee for the year commencing with the 2000 Annual Meeting of $15,000 in cash and an award of 760 shares of Common Stock. The actual number of restricted shares for the 2000 annual retainer fee would be fixed on April 10, 2000.

     A director who becomes a member of the Board after the Annual Meeting of any year would be awarded a prorated number of shares based on the number of full months of service for that year. For purposes of determining such number of shares, the fair market value of a share of Common Stock for the 10 trading days ending on the date of the director's election to the Board will be used.

     An award is forfeitable if the director ceases to remain a member of the Board until the Annual Meeting of the year following the year of the award, except in the case of death or disability (as determined by the Committee). In the event of such death or disability, an allocated portion of the award for the year of death or disability shall become non-forfeitable and distributable to the director or his legal representative as of the date of such death or disability. Until such time as the risk of forfeiture lapses or the shares awarded are forfeited, a director has the right to vote and to receive dividends on and other distributions with respect to the shares awarded. A director may not sell or otherwise transfer shares awarded under the Plan for a period of five years after the date of the award, except in the event of death or disability.

     All restrictions on any Common Stock awarded to a director under the Plan shall lapse in the event of a "change in control." For purposes of the Plan, the term "change in control" means (i) the first purchase of shares pursuant to a tender offer or exchange offer (other than a tender offer or exchange offer by the Company) for all or part of the outstanding shares of Common Stock or any securities convertible into such Common Stock, (ii) the receipt by the Company of a Schedule 13D or other advice indicating that a person is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Exchange
Act) of 20% or more of the outstanding shares of Common Stock calculated as provided in paragraph (d) of said Rule 13d-3, (iii) the date of approval by shareholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger, (iv) the date of the approval by shareholders of the Company of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company,
(v) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company or (vi) the date upon which the individuals who constitute the Board of Directors as of April 10, 2000 (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for purposes of the Plan, be considered as though such person were a member of the Incumbent Board.


 OPTIONS

     Under the 2000 Plan, each non-employee director will be granted automatically, at the conclusion of each Annual Meeting of the Company commencing with the current Annual Meeting in 2000, an option to purchase 2,000 shares of Common Stock. A director who becomes a member of the Board after the Annual Meeting in any year would be granted an option to purchase a prorated number of shares based on the number of full months of service for that year. The 2000 Plan also provides that each current non-employee director will receive a one-time grant, upon approval of the Plan by shareholders, of an option to purchase the number of shares set forth opposite such director's name below:




NON-EMPLOYEE DIRECTOR                 NUMBER OF SHARES SUBJECT TO INITIAL OPTION
----------------------------------   -------------------------------------------
E. Thayer Bigelow, Jr. ...........                      21,900
Richard S. Forte .................                      18,200
Dorsey R. Gardner ................                      20,400
John J. Lee ......................                       3,200
William E. Lipner ................                       1,500
Dwight C. Minton .................                      37,500
Charles J. Queenan, Jr. ..........                      41,900
James L. L. Tullis ...............                       2,800

     The number of shares for each director was determined by calculating the discounted present value of his current accrued retirement benefit under the Retirement Plan for Non-Employee Directors assuming retirement at age 70 (or in the case of Mr. Queenan age 71 at the end of his current three-year term), and dividing that amount by $5.66 which is the per share value of the option using the Black-Scholes model, and rounding up to the nearest 100 shares. The Retirement Plan for Non-Employee Directors will be terminated upon approval of the 2000 Plan by shareholders, provided that directors age 65 or older (Messrs. Minton and Queenan) may elect to continue their participation in the Retirement Plan in lieu of receiving any options under the 2000 Plan and former directors will continue to receive their benefits under the Retirement Plan.

     Options will be granted at a price not less than 100% of the fair market value of the Common Stock on the date of grant. Shares available for option or subject to options granted and the option price thereof will be increased or decreased proportionately for any stock split, stock dividend, recapitalization or other similar event. The Committee may also make appropriate, discretionary adjustments for any future mergers, exchanges of securities, reorganizations or liquidations in whole or in part of Common Stock. The purchase price shall be paid in full upon the exercise of an option either in cash or in whole or in part by the delivery (either actually or by attestation) of shares of Common Stock previously owned by a director and valued on the basis of fair market value on the date the option is exercised. The Committee may also authorize payment of the exercise price in the form of an irrevocable notice of exercise from a director in connection with a "cashless" exercise through a brokerage firm. (The Committee requires that shares surrendered to exercise an option have been held for at least six months thereby effectively prohibiting the practice of "pyramiding" whereby an option holder could start with a relatively small number of shares and by a series of successive and substantially simultaneous exercises and surrenders exercise all then exercisable stock options with no additional cash and no more investment than the few original shares.) The Committee may also (although it shall not be obligated to do so) authorize the acceptance of a director's surrender of the right to exercise an option, or portion thereof, and the payment to the director of the difference between the fair market value of the shares underlying the option or portion thereof and the option price thereof, in cash, or partly in cash and partly in shares.


     Each option may be exercised in whole or in part commencing one year from the date of grant and ending ten years from such date. Beginning one year from the date of grant, unless the Committee fixes a different vesting schedule, an option may be exercised by a director at a cumulative rate not in excess of 50% of the total shares available during the second year, 75% during the third year and 100% thereafter. No option shall be transferable except by will or by the laws of descent or distribution, provided that options may be transferable, without payment of consideration, to immediate family members of the director or to trusts or partnerships for the benefit of such family members.


     If a director retires or ceases to serve as a member of the Board by reason of permanent disability or after a change in control, the director may exercise all options theretofore granted, in whole or in part, and/or the Committee may authorize the acceptance of the surrender of the right to exercise such options or any portion thereof, at any time until the expiration of the term of the option. If a director dies while a member of the Board or after termination of service, all options theretofore granted to such director may be exercised, in whole or in part, and/or the Committee may authorize the acceptance of the surrender of the right to exercise such options or any portion thereof, by the estate of such director (or by a person who shall have acquired the right to exercise such option by bequest or inheritance), at any time until expiration of the term of the option.


 TERM; AMENDMENT


     The Plan will remain in effect until May 31, 2010 unless sooner terminated by the Board of Directors. The Board of Directors of the Company may at any time amend, rescind or terminate the Plan, as it shall deem advisable; provided, however, that (i) no change may be made in awards theretofore granted under the Plan which would impair participants' rights without their consent; and (ii) no amendment to the Plan shall be made without approval of the Company's shareholders if the effect of such amendment would be to (a) increase the number of shares reserved for issuance under the Plan, (b) materially increase the benefits accruing to participants under the Plan, (c) materially change the requirements for eligibility under the Plan, (d) materially modify the method for determining the number of shares awarded under Section 4 of the Plan or (e) increase the number of options to be granted under Section 6 of the Plan or the minimum purchase price thereof; except that any such increase or modification that results from anti-dilution adjustments does not require such approval.

TAX ASPECTS


 RESTRICTED STOCK


     A director will be deemed to have ordinary income in the taxable year in which the shares awarded become fully vested. Such income shall be an amount equal to the fair market value of the shares on the date the risk of forfeiture lapses. A director may make an election under Section 83 of the Internal Revenue Code to have the full fair market value of shares awarded under the Plan taxed as ordinary income at the date of grant. The Company will be entitled to a deduction for federal income tax purposes in the same amount in the Company's taxable year in which ordinary income is recognized by the director.


 OPTIONS


     The grant of an option will not result in any immediate tax consequence to the Company or the director. Upon exercise of an option, the director will realize ordinary income in an amount equal to the fair market value of the Common Stock at the time of exercise over the option exercise price, and the Company will generally be entitled to a deduction in the same amount.


RECOMMENDATION


     The Board of Directors recommends a vote FOR approval of The Crane Co. 2000 Non-Employee Director Stock Compensation Plan.


     The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required for the approval of The Crane Co. 2000 Non-Employee Director Stock Compensation Plan, provided that the total of the votes cast "For" or "Against" such proposal constitutes more than 50% of the outstanding shares of Common Stock. See also Outstanding Shares and Required Votes, page 1.

                                 MISCELLANEOUS


     Solicitation of Proxies. The Company will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. To aid in the solicitation of proxies, the Company has retained Beacon Hill Partners, Inc. which will receive a fee for its services of $5,500 plus up to $1,800 in expenses. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.


     Incorporation by Reference. The Report on Executive Compensation on pages 10-13 and the Performance Graph on page 9 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates said report or said graph by reference and neither the report nor the graph shall otherwise be deemed filed under such Acts.


     Next Annual Meeting; Shareholder Proposals. The By-Laws provide that the Annual Meeting of the Shareholders of the Company will be held on the second Monday in May in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2001 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before November 1, 2000. In addition, the Company's By-Laws provide that if security holders intend to nominate directors or present proposals at the 2001 Annual Meeting other than through inclusion of such proposals in the Company's proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than December 21, 2000 and no later than January 20, 2001. If the Company does not receive notice by that date, then such proposals may not be presented at the 2001 Annual Meeting.


     Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided, or to use the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.


                                        By Order of the Board of Directors,



                                        AUGUSTUS I. DUPONT
                                        Secretary

February 28, 2000

                                                                       EXHIBIT A


                                 THE CRANE CO.
                          2000 NON-EMPLOYEE DIRECTOR
                            STOCK COMPENSATION PLAN


1. Purpose.

     The purposes of The Crane Co. 2000 Non-Employee Director Stock Compensation Plan (the "Plan") are to attract and retain well-qualified persons for service as directors of Crane Co. (the "Company"), to provide directors through the payment of a portion of directors fees in shares of the Company's Common Stock, par value $1.00 per share ("Common Stock"), and the annual grant of options to purchase shares of Common Stock ("Options") with the opportunity to increase their proprietary interest in the Company and thereby to increase their personal interest in the Company's continued success.


2. Administration.

     Responsibility and authority to administer and interpret the provisions of this Plan shall be conferred upon a committee of at least three persons (all of whom shall be persons not eligible to participate in this Plan) having full authority to act (the "Committee"). The members of the Committee shall be the Chairman of the Board (provided that he is not eligible to be a participant under this Plan), the President of the Company, and at least one additional disinterested person to be elected by the Chairman. The Committee shall record its proceedings under this Plan. The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company. No member shall receive compensation with respect to his services for the Committee except as may be authorized by the Board of Directors. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all directors who have received awards, the Company and other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretations taken or made in good faith with respect to this Plan or awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.


3. Eligibility; Stock Subject to Plan.

     (a) All directors of the Company who are not full-time employees of the Company shall be participants in this Plan, provided that any director who is age 65 or older on the date this Plan is approved by stockholders and who elects to continue his participation in the Crane Co. Retirement Plan for Non-Employee Directors shall not be eligible to receive any stock option grants under this Plan.

     (b) The total number of shares initially authorized to be issued under this Plan shall be 400,000 shares of Common Stock. The number of shares available for issuance under the Plan shall be subject to adjustment in accordance with Section 8 hereof. Such shares shall be made available, at the discretion of the Board of Directors, either from the authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares purchased in the open market. Except as provided in
Section 6(d) hereof, any shares of restricted Common Stock awarded under this Plan that are forfeited for any reason, or any shares subject to an Option granted under this Plan that expires or is terminated for any reason without having been exercised in full, shall continue to be available for future grants under this Plan. If any shares of Common Stock are withheld from those otherwise issuable or are tendered to the Company, by attestation or otherwise, in connection with the exercise of an Option, only the net number of shares of Common Stock issued as a result of such exercise shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan.

4. Annual Fee; Restricted Stock

     (a) Each non-employee director shall be paid an annual director's fee, in an amount fixed from time to time by the Board of Directors, which is not dependent upon attendance at meetings (the "Base Fee"). The Base Fee shall be payable 50% in stock and 50% in cash as provided hereunder. The stock portion of the Base Fee shall be determined pursuant to this Section.

     (b) At the Company's Annual Meeting each calendar year, each eligible director shall be awarded the number of full shares of Common Stock of the Company (rounded to the nearest ten shares) determined by dividing (i) the dollar amount equal to the 50% of the Base Fee payable to such director in shares of Common Stock by (ii) the Fair Market Value of a share of Common Stock on the award date. For all purposes of this Plan, the term "Fair Market Value" as of any date shall mean the average of the high and low prices of a share of Common Stock on the New York Stock Exchange-Composite Transactions Tape on the 10 consecutive trading days ending on such date, or, if no sale of Common Stock has been recorded on such date, then on the next preceding date on which a sale was so made. Each such award shall be evidenced by a written agreement, executed by the director and the Company, containing such restrictions, terms and conditions as the Committee may require. A non-employee director who becomes a member of the Board of Directors after the Annual Meeting in any year shall be awarded a prorated number of full shares of Common Stock based on an allocation of such director's Base Fee based on the number of full months of service for that year. The price of Common Stock to be used in determining the number of shares of Common Stock to which such director shall be entitled for such year shall be the Fair Market Value of a share of Common Stock on the date of the director's election to the Board of Directors.

     (c) An award of Common Stock is forfeitable if the director ceases to remain a member of the Board of Directors until the Annual Meeting of the year following the year of the award, except in the case of death or disability (as determined by the Committee), which disability renders the director unable to continue to serve the Company or upon a Change in Control of the Company as set forth in Section 4(d) hereof. In the event of death or disability, an allocated portion of the award for the year of death or disability, based on the number of full months of service, shall become vested and distributable as of the date of such death or disability. Shares which are forfeited may be regranted.

     (d) Notwithstanding anything else herein, all restrictions on any Common Stock that may have been awarded to a director hereunder shall lapse in the event of a "Change in Control." For purposes of this Plan, the term "Change in Control" shall mean (i) the first purchase of shares pursuant to a tender offer or exchange offer (other than a tender offer or exchange offer by the Company) for all or part of the outstanding shares of the Company's Common Stock or any securities convertible into such Common Stock, (ii) the receipt by the Company of a Schedule 13D or other advice indicating that a person is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of 20% or more of the outstanding shares of the Company's Common Stock calculated as provided in paragraph (d) of said Rule 13d-3, (iii) the date of approval by stockholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger, (iv) the date of the approval by stockholders of the Company of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, (v) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company or
(vi) the date upon which individuals who constitute the Board of Directors of the Company (the "Board") as of April 10, 2000 (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board

(other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.


5. Terms and Conditions of Restricted Stock.

     (a) The difference between the Base Fee and the portion of such Base Fee awarded under this Plan in Common Stock (valued at Fair Market Value) shall be paid to directors in cash on a monthly basis.

     (b) Until such time as the risk of forfeiture lapses or the shares awarded are forfeited, a director has the right to vote and to receive dividends on and other distributions with respect to the shares awarded.

     (c) At such time as the risk of forfeiture lapses, a director's Common Stock will have all the rights of any other Common Stock. No payment will be required from the director upon the issuance or delivery of any restricted stock, except that any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly upon notification of the amount due and prior to or concurrently with the issuance or delivery of a certificate representing such stock, provided that anything contained herein to the contrary notwithstanding, the Committee may accept stock received in connection with the award being taxed or otherwise previously acquired in satisfaction of withholding requirements.

     (d) No shares may be sold or transferred (including, without limitation, transfer by gift or donation) prior to the fifth anniversary of the date of the award or the departure or resignation of the director from the Board, whichever is earlier; except with regard to shares which vest as a result of death or disability or upon a Change in Control of the Company (as defined in Section 4(d) hereof), at which time all restrictions on transfer shall lapse.

     (e) Certificates for shares of restricted stock issued under this Plan shall be registered in the name of the director, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award substantially in the following form:

     "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of The Crane Co. 2000 Non-Employee Director Stock Compensation Plan. A copy of such Plan is on file in the offices of Crane Co., 100 First Stamford Place, Stamford, CT 06902."

     (f) Prior to termination of the restrictions on sale and transfer provided herein, the certificates for the shares awarded pursuant to this Plan will be held by the Company's Treasurer in custody for the director.


6. Stock Options.

     (a) Upon approval of this Plan by the stockholders of the Company, the persons then serving as non-employee directors shall be granted options to purchase the number of shares set forth opposite his name on Annex I hereto. At the conclusion of each Annual Meeting of the Company commencing with the Annual Meeting in 2000, an Option to purchase 2,000 shares of Common Stock will be granted automatically to each non-employee director of the Company. A non-employee director who becomes a member of the Board of Directors after the Annual Meeting in any year shall be granted an Option to purchase a prorated number of shares of Common Stock based on the number of full months of service until the next succeeding Annual Meeting.

     (b) Each Option granted under this Plan shall be exercisable in whole or in part from time to time beginning from the date the Option is granted, subject to the provision that an Option may not be exercised by the optionee
(i) more than 10 years from the date the Option is granted, or (ii) prior to the expiration of one year from the date the Option is granted; and provided further that, unless otherwise determined by the Committee, the Option may not be exercised in excess of 50% of the total shares subject to such Option during the second year after the date of grant, 75% during the third year, and 100% thereafter.

     (c) The purchase price of each share of Common Stock upon exercise of any Option granted hereunder shall not be less than 100% of the Fair Market Value of the Common Stock on the date the Option is granted. The purchase price of the shares purchased upon the exercise of an Option shall be paid in full at the time of exercise in cash or in whole or in part by tendering (either actually or by attestation) shares of Common Stock. The value of each share of Common Stock delivered in payment of all or part of the purchase price upon the exercise of an Option shall be the Fair Market Value of the Common Stock on the date the Option is exercised. Exercise of Options shall also be permitted, if approved by the Committee, in accordance with a cashless exercise program under which, if so instructed by an optionee, shares of Common Stock may be issued directly to the optionee's broker or dealer upon receipt of an irrevocable written notice of exercise from the optionee.

     (d) The Committee, upon such terms and conditions as it shall deem appropriate, may (but shall not be obligated to) authorize on behalf of the Company the acceptance of the surrender of the right to exercise an Option or a portion thereof (but only to the extent and in the amounts that such Option shall then be exercisable) and the payment by the Company therefor of an amount equal to the excess of the Fair Market Value on the date of surrender of the shares of Common Stock covered by such Option or portion thereof over the aggregate option price of such shares. Such payment shall be made in shares of Common Stock (valued at such Fair Market Value) or in cash, or partly in cash and partly in shares of Common Stock, as the Committee shall determine. The shares of Common Stock covered by any Option or portion thereof, as to which the right to exercise shall have been so surrendered, shall not again be available for the purposes of this Plan.

     (e) Each Option granted under this Plan shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, Options may be transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for the benefit of such family members.

     (f) The Company shall have the right to require an optionee to pay to the Company the cash amount of any taxes which the Company is required to withhold upon the exercise of an Option granted hereunder, provided that anything contained herein to the contrary notwithstanding, the Committee may, in accordance with such rules as it may adopt, accept shares of Common Stock received in connection with the exercise of the Option being taxed or otherwise previously acquired in satisfaction of any withholding requirements or up to the entire tax liability arising from the exercise of such Option.

     (g) The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the date of grant, to permit the exercise of any Option prior to the time such Option would otherwise become exercisable under the terms of the option agreement.


7. Exercise of Options upon Termination of Service.

     (a) If an optionee shall retire or shall cease to serve as a director of the Company by reason of permanent disability or after a Change in Control, all Options theretofore granted to such optionee, whether or not previously exercisable, may be exercised in whole or in part, and/or the Committee may authorize the acceptance of the surrender of the right to exercise such Options or any portion thereof as provided in Section 6(d) hereof, at any time prior to the expiration of the term of the Option.

     (b) If an optionee shall die while serving as a director of the Company or after cessation or termination of such service, all Options theretofore granted to such optionee, whether or not previously exercisable, may be exercised in whole or in part, and/or the Committee may authorize the acceptance of the surrender of the right to exercise such Options or any portion thereof as provided in Section 6(d) hereof, by the estate of such optionee (or by a person who shall have acquired the right to exercise such Option by bequest or inheritance), at any time prior to the expiration of the term of the Option.

     (c) If an optionee is removed from service as a director by action of the Board of Directors (other than in connection with a Change in Control), such optionee may exercise any Option in whole or in part, at any time within 90 days after such removal from service, but only to the extent such Option is exercisable at the date of termination in accordance with Section 6(b) hereof. In no event may any Option be exercised after the expiration of the term of the Option.


8.  Adjustments to Reflect Capital Changes.

     In the event that there is an increase in the number of issued shares of the Common Stock by reason of any stock dividend, stock split, recapitalization or other similar event, the total number of shares available for issuance hereunder and the number of shares remaining subject to purchase under each outstanding Option shall be increased and the price per share of such outstanding Options shall be decreased, in proportion to such increase in issued shares. Conversely, in case the issued shares of Common Stock shall be combined into a smaller number of shares, the total number of shares available for issuance hereunder and the number of shares remaining subject to purchase under each outstanding Option shall be decreased and the price per share of such outstanding Options shall be increased, in proportion to such decrease in issued shares. In the event of any merger, consolidation, reorganization or liquidation in part or in whole, the Committee may make such adjustment in the shares available for issuance hereunder and the shares subject to outstanding Options and the price thereof as the Committee, in its sole discretion, deems appropriate. In the event of an exchange of Common Stock, or other securities of the Company convertible into Common Stock, for the stock or securities of another corporation, the Committee may, in its sole discretion, equitably substitute such new stock or securities for a portion or all of the shares of Common Stock subject to outstanding Options.


9. Term, Amendment and Termination.

     (a) This Plan shall be submitted to the stockholders of the Company at the Annual Meeting in 2000 and, if approved by the stockholders, shall become effective April 10, 2000. No shares shall be awarded nor Options granted under this Plan after May 31, 2010.

     (b) The Board of Directors of the Company may at any time amend, rescind or terminate this Plan, as it shall deem advisable; provided, however, that (i) no change may be made in awards theretofore granted under this Plan which would impair participants' rights without their consent, and (ii) no amendment to this Plan shall be made without approval of the Company's stockholders if the effect of such amendment would be to (a) increase the number of shares reserved for issuance hereunder; (b) materially increase the benefits accruing to participants under this Plan; (c) materially change the requirements for eligibility under Section 3 hereof; (d) materially modify the method for determining the number of shares awarded under Section 4 hereof; or (e) increase the number of Options to be granted under Section 6 hereof or the minimum purchase price thereof; except that any such increase or modification that results from adjustments authorized by Section 8 hereof shall not require such approval.


10. General Provisions.

     (a) Each Option granted under this Plan shall be evidenced by a written agreement containing such terms and conditions as the Committee may require, and no person shall have any rights under any Option granted under this Plan unless and until such agreement has been executed and delivered by the optionee and the Company.

     (b) In the event of any conflict between the terms of this Plan and any provision of any Option agreement, the terms of this Plan shall be controlling.

     (c) Neither this Plan nor any action taken hereunder shall be construed as giving any director any right to serve as a director or in any other capacity for the Company or any of its subsidiaries.


     (d) The obligation of the Company to sell and deliver shares of Common Stock upon exercise of Options granted hereunder shall be subject to, as deemed necessary or appropriate by counsel for the Company, (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, and (ii) the condition that such shares shall have been duly listed on such stock exchanges as the Common Stock is then listed.


     (e) Anything in this Plan to the contrary notwithstanding, it is expressly agreed and understood that if any one or more provisions of this Plan shall be illegal or invalid such illegality or invalidity shall not invalidate this Plan or any other provisions thereof, but this Plan shall be effective in all respects as though the illegal or invalid provisions had not been included.


     (f) All determinations made and actions taken pursuant to this Plan shall be governed by the laws of the State of Delaware, other than the conflict of laws provisions thereof.








                                                                        ANNEX I




NAME OF NON-EMPLOYEE DIRECTOR      NUMBER OF SHARES FOR INITIAL OPTION GRANT
-------------------------------   ------------------------------------------
E. T. Bigelow, Jr. ............                     21,900
R. S. Forte ...................                     18,200
D. R. Gardner .................                     20,400
J. J. Lee .....................                      3,200
W. E. Lipner ..................                      1,500
D. C. Minton ..................                     37,500
C. J. Queenan, Jr. ............                     41,900
J. L. L. Tullis ...............                      2,800

                                    CRANE CO.
                  ANNUAL MEETING OF SHAREHOLDERS APRIL 10, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned does hereby appoint and constitute R. S. Evans and A.I. duPont and each of them, true and lawful agents and proxies of the undersigned, with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 11, 2000 at the Annual Meeting of Shareholders of Crane Co. to be held in the Grove II Meeting Room at The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, April 10, 2000 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR USE THE TOLL-FREE TELEPHONE NUMBER OR INTERNET WEB SITE ON THE REVERSE SIDE.

----------------
SEE REVERSE SIDE
----------------

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                                      -----
                                      CRANE
                                      -----

                      INFORMATION SERVICES FOR SHAREHOLDERS

We have designed a new web site and shareholder information hotline to provide you with quick and easy access to a wide range of timely and useful financial and corporate information about Crane Co. On our web site you will find detailed information about the company, its component businesses, and stock performance. It is just a click away at:

                                 www.craneco.com

All information, including annual reports, SEC filings, news releases and more, can be bookmarked, printed out or downloaded. You can also order a hard copy by clicking "Info Request".

If you do not have access to the Internet, you may call our Shareholder Direct toll-free line at:

                                 1-888-CRANE-CR

This service is available 24 hours a day, 7 days a week. You can immediately listen to recorded earnings and news releases or request copies by fax or mail-all through the convenience of your telephone.

We think electronic delivery is the fastest, most cost-effective way to disseminate information. Accordingly, we no longer maintain mailing lists for copies of reports and releases. It is part of our company-wide effort to reduce costs and increase efficiency, and thereby contribute to our goal of building shareholder value.

                                                                            0309
[X] Please mark your votes as in this example.


     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposals 2 and 3.

--------------------------------------------------------------------------------
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES
                           AND FOR PROPOSALS 2 AND 3.
--------------------------------------------------------------------------------
                  FOR     WITHHELD
1. Election of    [ ]       [ ]
   Directors.                                         Nominees: 01. R.S. Evans
                                                                02. E.C. Fast
                                                                03. D.R. Gardner
For, except vote withheld from the following nominee(s):        04. D.C. Minton

--------------------------------------------------------------------------------

                                         FOR          AGAINST        ABSTAIN

2. Approval of Deloitte & Touche         [ ]            [ ]            [ ]
   LLP as independent auditors
   for the Company for 2000.

3. Approval of 2000 Non-                 [ ]            [ ]            [ ]
   Employee Director Stock
   Compensation Plan.


                    The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

SIGNATURE(S)                                                DATE
             ----------------------------------------------     ----------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE


                                      -----
                                      CRANE
                                      -----


You may also vote the shares held in this account by telephone or via the Internet. Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote by phone or via the Internet, there is no need for you to mail back your proxy card.

To vote electronically, please use the following directions:

o  HAVE YOUR PROXY CARD AND SOCIAL SECURITY NUMBER AVAILABLE.

o BE READY TO ENTER THE PIN NUMBER PRINTED ON THIS CARD JUST BELOW THE PERFORATION.

Proxy Vote-By-Phone

o  DIAL 1-877-PRX-VOTE (1-877-779-8683) 24 HOURS A DAY, 7 DAYS A WEEK.

Proxy Vote-By-Internet

o  LOG ON TO THE INTERNET AND GO TO THE WEB SITE HTTP://WWW.EPROXYVOTE.COM/CR

Both voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you. You may also change your selections on any or all of the proposals to be voted.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.